Exhibit 99 .1
FOR IMMEDIATE RELEASE

Contacts:

Aehr Test Systems	MKR Investor Relations Inc.
Ken Spink	Todd Kehrli or Jim Byers
Chief Financial Officer	Analyst/Investor Contact
(510) 623-9400 x309	(323) 468-2300
aehr@mkr-group.com

Aehr Test Systems Reports First Quarter Fiscal 2020 Financial Results and
Reiterates Financial Guidance for Significant Growth in Fiscal 2020

Fremont, CA (October 3, 2019) – Aehr Test Systems (NASDAQ: AEHR), a worldwide supplier of semiconductor test and reliability qualification equipment, today announced financial results for its first quarter of fiscal 2020 ended August 31, 2019.

Fiscal First Quarter Financial Results:

●
Net sales were $5.5 million, compared to $4.7 million in the first quarter of fiscal 2019.
●
GAAP net loss was $413,000, or $0.02 per diluted share, compared to a GAAP net loss of $1.5 million, or $0.07 per diluted share, in the first quarter of fiscal 2019.
●
Non-GAAP net loss was $214,000, or $0.01 per diluted share, which excludes the impact of stock-based compensation expense, compared to a non-GAAP net loss of $1.3 million, or $0.06 per diluted share, in the first quarter of fiscal 2019.
●
Backlog as of August 31, 2019 was $3.6 million. Backlog to date, which includes orders announced since the end of the first quarter, is $7.5 million.

An explanation of the use of non-GAAP financial information and a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures can be found in the accompanying tables.

Aehr First Quarter and Recent Business Highlights:

●
Received an initial order totaling more than $3 million from a new customer for its FOX-XP™ Wafer Level Test and Burn-in system and WaferPak Contactors for production test and burn-in of the customer’s line of silicon carbide (SiC) devices.
●
Completed customer acceptance and manufacturing release to a new customer of its FOX-CP™ single-wafer test and burn-in system for 100% test and burn-in of the customer’s new device for forecasted high-volume production over a multi-year ramp of products in the enterprise and data center market.
●
Continued shipments of both its FOX-XP and FOX-NP™ systems to a key customer for wafer level test and burn-in ahead of a forecasted ramp of silicon photonics device production.
●
Received factory acceptance from two new silicon photonics customers announced during fiscal 2019 on their FOX systems, including WaferPak Contactors, for wafer level test during burn-in and DiePak Carriers for module level test and burn-in.

Aehr Test Systems Reports First Quarter Fiscal 2020 Financial Results
October 3, 2019

Gayn Erickson, President and CEO of Aehr Test Systems, commented:

“We are seeing continued growth in customer engagements worldwide, particularly for high growth applications that include photonics, silicon carbide, automotive, and memory, and remain very optimistic about the market acceptance and the new opportunities we see for our full family of FOX-P™ wafer level and singulated die test and burn-in solutions. This includes several new customer opportunities in our existing markets as well as customer engagement opportunities to penetrate new markets.

“Last week, we announced a new customer who will utilize the unique high-voltage and high-power capabilities of our FOX-XP system to enable wafer level production test and burn-in of its line of silicon carbide devices. This new customer is a leading Fortune 500 supplier of semiconductor devices with a significant customer base in the automotive semiconductor market. This is a new and very exciting market opportunity for Aehr as our FOX-P family of products are cost effective solutions for ensuring the reliability of wafers and bare die in the emerging silicon carbide device market that is driven by the growing demand for electrical vehicles.

“We also have multiple customers utilizing our FOX-P solutions for test and reliability verification of silicon photonics devices that have forecasted the need for additional production test and burn-in capacity this year and into the future. We continue to work closely with these customers to support their production ramps and plans to transition to high volume production test and burn-in using our systems. With our full family of FOX-P products, we are able to provide a seamless transition from initial product qualification to very high-volume production.

“As our customers move to high-volume production test, we see their ramps driving significant incremental capacity of both systems and also our proprietary WaferPak contactors and DiePak™ carriers.

“We believe the data storage market, the network infrastructure market, multiple devices related to the worldwide 5G build-out, the electric vehicles market, and the increased use of heterogeneous packaging that enables new solutions with mixed technologies are substantial new opportunities for our test and burn-in systems, where these end markets and customers require devices to have extremely high levels of quality and long-term reliability.

“We saw a significant reduction in our operating expenses during the quarter, reflecting the structural changes we made this past year to improve efficiencies in key areas of our Company, and we continue to streamline our sales organization and processes to address the customer opportunities we see ahead for our FOX-P platform.

“Looking ahead, we remain very optimistic about growth in systems and consumables within our installed base of customers, as well as expanding the number of customers with our family of FOX-P solutions. We continue to expect to see a pickup in momentum, to generate significant year-over-year revenue growth in fiscal 2020 and to be profitable for the fiscal year.”

Fiscal 2020 Financial Guidance:
For the fiscal year ending May 31, 2020, the Company reiterates its previously provided guidance for full year total revenue to be between $27 million and $31 million, which would represent growth between 28% and 47% year over year, and to be profitable for the fiscal year.

Aehr Test Systems Reports First Quarter Fiscal 2020 Financial Results
October 3, 2019

Management Conference Call and Webcast
Aehr Test Systems will host a conference call and webcast today at 5:00 p.m. Eastern (2:00 p.m. PT) to discuss its first quarter fiscal 2020 operating results. To access the call dial 888-254-3590 (+1 323-794-2551 outside the United States) and give the participant pass code 9820003. In addition, a live and archived webcast of the conference call will be available over the Internet at www.aehr.com in the Investor Relations section. A replay of the conference call will also be available via telephone beginning approximately two hours after conclusion of the call through 8:00 p.m. ET on October 10, 2019. To access the replay dial-in information, please click here.

About Aehr Test Systems
Headquartered in Fremont, California, Aehr Test Systems is a worldwide provider of test systems for burning-in and testing logic, optical and memory integrated circuits and has installed over 2,500 systems worldwide. Increased quality and reliability needs of the Automotive and Mobility integrated circuit markets are driving additional test requirements, incremental capacity needs, and new opportunities for Aehr Test products in package, wafer level, and singulated die/module level test. Aehr Test has developed and introduced several innovative products, including the ABTSTM and FOX-PTM families of test and burn-in systems and FOX WaferPakTM Aligner, FOX-XP WaferPak Contactor, FOX DiePak® Carrier and FOX DiePak Loader. The ABTS system is used in production and qualification testing of packaged parts for both lower power and higher power logic devices as well as all common types of memory devices. The FOX-XP and FOX-NP systems are full wafer contact and singulated die/module test and burn-in systems used for burn-in and functional test of complex devices, such as leading-edge memories, digital signal processors, microprocessors, microcontrollers, systems-on-a-chip, and integrated optical devices. The FOX-CP system is a new low-cost single-wafer compact test and reliability verification solution for logic, memory and photonic devices and the newest addition to the FOX-P product family. The WaferPak contactor contains a unique full wafer probe card capable of testing wafers up to 300mm that enables IC manufacturers to perform test and burn-in of full wafers on Aehr Test FOX systems. The DiePak Carrier is a reusable, temporary package that enables IC manufacturers to perform cost-effective final test and burn-in of both bare die and modules. For more information, please visit Aehr Test Systems’ website at www.aehr.com.

Safe Harbor Statement
This press release contains certain forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties. These statements are based on information available to Aehr as of the date hereof and actual results could differ materially from those stated or implied due to risks and uncertainties. Forward-looking statements include statements regarding Aehr’s expectations, beliefs, intentions or strategies regarding its products and financial guidance, including statements regarding future market opportunities and conditions, expected product shipment dates, customer orders or commitments and future operating results. These risks and uncertainties include, without limitation, customer demand and acceptance of Aehr’s products, the ability of new products to meet customer needs or perform as described, as well as general market conditions, the deployment of new technologies, such as 5G networks, and Aehr’s ability to execute on its business strategy. See Aehr’s recent 10-K, 10-Q and other reports from time to time filed with the Securities and Exchange Commission for a more detailed description of the risks facing Aehr’s business. Aehr disclaims any obligation to update information contained in any forward-looking statement to reflect events or circumstances occurring after the date of this press release.

— Financial Tables to Follow —

Aehr Test Systems Reports First Quarter Fiscal 2020 Financial Results
October 3, 2019

AEHR TEST SYSTEMS AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	Aug 31,	May 31,	Aug 31,
	2019	2019	2018

Net sales	$5,533	$7,242	$4,740
Cost of sales	3,262	3,863	3,187
Gross profit	2,271	3,379	1,553

Operating expenses:
Selling, general and administrative	1,808	2,018	1,879
Research and development	892	1,120	1,116
Restructuring	-	118	-
Total operating expenses	2,700	3,256	2,995

(Loss) income from operations	(429)	123	(1,442)

Interest income (expense), net	12	(24)	(78)
Other income, net	10	17	9

(Loss) income before income tax expense	(407)	116	(1,511)

Income tax expense	(6)	(6)	(4)

Net (loss) income	(413)	110	(1,515)

Less: Net income attributable to the noncontrolling interest	-	-	-

Net (loss) income attributable to Aehr Test Systems common shareholders	$(413)	$110	$(1,515)

Net (loss) income per share
Basic	$(0.02)	$0.00	$(0.07)
Diluted	$(0.02)	$0.00	$(0.07)

Shares used in per share calculations:
Basic	22,708	22,605	22,190
Diluted	22,708	22,717	22,190

-more-

Aehr Test Systems Reports First Quarter Fiscal 2020 Financial Results
October 3, 2019

AEHR TEST SYSTEMS AND SUBSIDIARIES
Reconciliation of GAAP to Non-GAAP Results
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	Aug 31,	May 31,	Aug 31,
	2019	2019	2018

GAAP net (loss) income	$(413)	$110	$(1,515)
Stock-based compensation expense	199	200	256
Restructuring	-	118	-
Non-GAAP net (loss) income	$(214)	$428	$(1,259)

GAAP net (loss) income per diluted share	$(0.02)	$0.00	$(0.07)
Non-GAAP net (loss) income per diluted share	$(0.01)	$0.02	$(0.06)
Shares used in GAAP diluted shares calculation	22,708	22,717	22,190
Shares used in non-GAAP diluted shares calculation	22,708	22,717	22,190

Non-GAAP net (loss) income is a non-GAAP measure and should not be considered a replacement for GAAP results. Non-GAAP net (loss) income is a financial measure the Company uses to evaluate the underlying results and operating performance of the business. The limitation of this measure is that it excludes items that impact the Company's current period net income. This limitation is best addressed by using this measure in combination with net (loss) income (the most directly comparable GAAP financial measure). These measures are not in accordance with GAAP and may differ from non-GAAP methods of accounting and reporting used by other companies.

We believe these measures enhance investors’ ability to review the company’s business from the same perspective as the company’s management and facilitate comparisons of this period’s results with prior periods.

-more-

Aehr Test Systems Reports First Quarter Fiscal 2020 Financial Results
October 3, 2019

AEHR TEST SYSTEMS AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	August 31,	May 31,
	2019	2019

ASSETS

Current assets:
Cash and cash equivalents	$5,266	$5,428
Accounts receivable, net	3,287	4,859
Inventories	9,217	9,061
Prepaid expenses and other	523	686
Total current assets	18,293	20,034

Property and equipment, net	1,000	1,045
Operating lease right-of-use assets	2,533	-
Other assets	199	228
Total assets	$22,025	$21,307

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$1,742	$1,933
Accrued expenses	2,183	2,034
Customer deposits and deferred revenue, short-term	615	1,545
Total current liabilities	4,540	5,512

Lease liability long-term portion	2,086	-
Deferred rent	-	153
Deferred revenue, long-term	113	189
Total liabilities	6,739	5,854

Aehr Test Systems shareholders' equity	15,306	15,472
Noncontrolling interest	(20)	(19)
Total shareholders' equity	15,286	15,453

Total liabilities and shareholders' equity	$22,025	$21,307

 # # #